UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

November 1, 2005

Date of Report

(Date of earliest event reported)

Cardiff International, Inc.

(Exact name of registrant as specified in its charter)

Colorado	000-49709	84-1044583
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4685 South Highland Drive, Suite 202

Salt Lake City, Utah 84117

(Address of Principal Executive Offices)

(801) 278-9424

(Registrant’s Telephone Number)

N/A

(Former Name or Former Address if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 1, 2005, Cardiff International, Inc. (the “Company”, or “we”, “our”, “us” or words of similar import) announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Legacy Card Company, Inc., a privately-held Nevada corporation (“Legacy”), and Legacy Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of the Company (“Acquisition Sub”). Upon closing of the merger transaction contemplated under the Merger Agreement (the “Merger”), Acquisition Sub will be merged with and into Legacy, and Legacy will survive as a wholly-owned subsidiary of the Company.

In addition, pursuant to the terms and conditions of the Merger Agreement:

•	All of the shares of Legacy issued and outstanding immediately prior to the closing of the Merger will be converted into the right to receive an aggregate of 18,000,000 shares of our common stock.

•

Immediately after closing of the Merger, there will be approximately 19,900,000 shares of our common stock issued and outstanding, approximately 90.5% of which shares will be held by the former shareholders of Legacy.

•	Each outstanding option or warrant to acquire Legacy capital stock will, upon closing of the Merger, be assumed by the Company and will thereafter be exercisable for shares of our common stock.

•

Certain convertible notes that are convertible into shares of Legacy capital stock will, upon closing of the Merger, be assumed by the Company and will thereafter be convertible into shares of our common stock.

•	Legacy shall have raised not less than $1,875,000 in funding on terms acceptable to the Company prior to the closing, $1,000,000 of which has already been raised.
•	Upon closing of the Merger, our board of directors will consist of Gary R. Teel and Daniel Thompson, both of whom are existing directors of Legacy.

•	The Merger Agreement contains customary representations and warranties, pre-closing covenants, and closing conditions, including approval of the Merger by Legacy’s shareholders.

•

Subject to and in consideration of the closing of the Merger, Charles Calello, the Company’s current President and a director, and Carole Beroff and Jenson Services, Inc. (“Jenson Services”), both principal shareholders of the Company, will cancel an aggregate of 535,407 shares of the Company’s common stock currently owned by them. Mr. Calello will cancel 125,000 shares; Ms. Beroff will cancel 160,407 shares; and Jenson Services will cancel 250,000 shares.

•

Also subject to the closing of the Merger, and in consideration of the payment of a pro rata portion of the estimated $20,000 expenses of the Company in connection with the Merger, the following persons will be issued an aggregate of 535,116 shares of the Company’s common stock that are “restricted securities” as defined in Rule 144: Charles Calello, 178,289 shares; Carole Beroff, 178,414 shares; Duane S. Jenson, 17,841 shares; Travis T. Jenson, 80,286 shares; and Thomas J. Howells, 80,286 shares. Messrs. D. Jenson, T. Jenson and T. Howells are all directors, executive officers and principal shareholders of Jenson Services. The holders of these shares are to be accorded “piggy back” registration rights to have their respective shares included in any registration statement that may be filed by the Securities and Exchange Commission at no cost to such holders.

•

At closing, Corporate Capital Management LLC (“CCM”) and/or The VentureBanc, Inc. (“VentureBanc”) shall pay Jenson Services the sum of $225,000, $25,000 of which has already been deposited into the Trust Account of Leonard W. Burningham, Esq., counsel for the Company, in consideration of Jenson Services’ indemnification of the Company and Legacy with respect to any and all past liabilities of any type or nature of the Company existing or arising prior to Closing, and the Company shall issue an aggregate of 1,175,000 shares of the Company’s common stock to CCM and VentureBanc, in such proportion as they shall agree in writing. It is not anticipated that either will become a five percent stockholder of the Company. This payment is a condition of the closing.

•

50,000 shares of the Company’s common stock that are also restricted securities shall be issued to Leonard W. Burningham, Esq., legal counsel for the Company in connection with the Merger, for partial payment of his services. He will also be paid a flat fee of $15,000 in cash.

As of the date of the Merger Agreement and currently, there were no material relationships between us or any of our affiliates and Legacy, other than in respect of the Merger Agreement. Please refer to the Press Release issued by the Company on November 1, 2005, attached hereto as Exhibit 99.1 announcing the signing of the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 9.01	Exhibits.

(c) Exhibits.

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of November 1, 2005, by and among Cardiff International, Inc., a Colorado Corporation, Legacy Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of Cardiff International, Inc., and Legacy Card Company, Inc., a Nevada corporation

99.1	Press Release of Cardiff International, Inc. dated November 1, 2005, regarding the proposed Merger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardiff International, Inc.
Dated: 11/0105	/s/ Charles Calello
Charles Calello President and Director

This Current Report on Form 8-K contains statements and information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including risks and uncertainties associated with the possibility that the Merger may not close, the realization of anticipated benefits of the transaction, general economic conditions, the combined company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, higher than anticipated expenses the combined company may incur in future quarters, and the Company’s working capital deficit and its ability to continue as a going concern.